Exhibit 99.1

FDA Accepts for Filing the BEMATM Fentanyl NDA

from BioDelivery Sciences

If approved, BEMATM Fentanyl will be the next entry into the large and growing breakthrough cancer pain market

RALEIGH, N.C.–(BUSINESS WIRE)—January 10, 2008—BioDelivery Sciences International, Inc. (Nasdaq: BDSI) (http://www.biodeliverysciences.com) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing BDSI’s new drug application (NDA) for BEMA™ Fentanyl that was submitted on October 31, 2007, for the management of breakthrough cancer pain in opioid tolerant patients. The acceptance of the filing means the FDA has made an initial determination that the NDA is sufficiently complete to warrant a substantive review. A final decision by FDA is expected in August 2008.

If BEMA™ Fentanyl is approved by the FDA, BDSI is expected to receive milestone payments from its commercial partner, Meda AB, totaling $30 million and could begin receiving royalty revenues from the product as early as fourth quarter of 2008. BDSI believes that BEMA™ Fentanyl would be the next product to enter the U.S. market for approved treatments for breakthrough cancer pain, a market which is expected to exceed $1.5 billion over the next several years.

In September 2007, BDSI announced a licensing agreement with Meda AB for the distribution rights in the U.S., Canada, and Mexico for BEMA™ Fentanyl. In August 2006, Meda AB secured from BDSI the rights to distribute BEMA™ Fentanyl in Europe. Plans for submitting a regulatory application in Europe are underway.

BEMA™ Fentanyl consists of a small, dissolvable, polymer disc, formulated with the opioid narcotic fentanyl for application to the buccal (inner lining of cheek) membranes. As previously announced, the efficacy results from the pivotal Phase III efficacy trial in patients with breakthrough pain associated with cancer demonstrated that patients treated with BEMA™ Fentanyl had a significantly greater reduction in pain as early as 15 minutes (study primary endpoint) compared to patients treated with placebo. A subsequent safety study demonstrated a very good tolerability profile, including a lack of oral irritation or ulceration related to product administration and use.

About BEMA™ Fentanyl

BDSI’s lead product under development is BEMA™ Fentanyl, a potential treatment for “breakthrough” pain (i.e., episodes of severe pain which “break through” the medication used to control the persistent pain). BEMA™ Fentanyl consists of a small, dissolvable, polymer disc, formulated with the opioid narcotic fentanyl for application to the buccal (inner lining of cheek) membranes. Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The BEMA™ delivery technology is particularly well suited for the delivery of products where rapid onset of activity and convenient administration are important. BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms to provide rapid and convenient pain relief.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” pain, and BEMATM Buprenorphine, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Raleigh, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contacts:

FD Ashton Partners

Investors:	Michael Russell
617-275-8746
michael.russell@fdashtonpartners.com

Media:	Michael Geczi
312-553-6735
michael.geczi@fdashtonpartners.com

Stephanie Brown
312-553-6727
stephanie.brown@fdashtonpartners.com